UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 5, 2005

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 443-2000

                     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth below under “Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” relating to the employment agreement with Joseph Ripp is incorporated into this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)   On October 24, 2005, Paul L. Zaffaroni, President and Chief Operating Officer of Dendrite International, Inc. (the “Company”), provided the Company with notice of his decision to retire. Mr. Zaffaroni will continue in his current position until November 1, 2005 and will remain an employee of the Company during a mutually agreeable transition period.

(c)   Joseph Ripp has been appointed President and Chief Operating Officer of the Company effective November 1, 2005. This appointment was announced by the Company on October 27, 2005.

Mr. Ripp, age 53, joins the Company from Time Warner, Inc. where he was Senior Vice President of the Media & Communications Group. Prior to serving in this position, Mr. Ripp served as Vice Chairman of America Online, Inc. from 2002 to 2004. Prior to this position, Mr. Ripp was the Chief Financial Officer of America Online, Inc. He also held several other senior level positions with Time Warner, including Executive Vice President and Chief Financial Officer of Time Warner, Inc. and Executive Vice President, Chief Financial Officer of Time, Inc. Mr. Ripp is on the Board of Directors of Greenfield Online, Inc. He is on the Board of Trustees at Manhattan College, the Board of Directors of the Advertising Educational Foundation and the Finance Committee of A Better Chance. He also serves on the Board of Directors and the Executive Committee of the Ad Council and is Chairman of its Finance Committee. Mr. Ripp holds a Bachelor of Arts degree from Manhattan College and Master's of Business Administration from the Bernard M. Baruch College of the City University of New York.

In connection with this appointment, the Company and Mr. Ripp have entered into an employment agreement, dated October 5, 2005 (the “Agreement”). Under the Agreement, the Company will provide the following compensation to Mr. Ripp: (1) base salary of eight hundred thousand dollars ($800,000) per annum, which may not be decreased; (2) annual discretionary bonus potential of six hundred thousand dollars ($600,000) which is guaranteed for the balance of 2005, on a pro rata basis, and 2006; (3) options to purchase five hundred thousand (500,000) shares of the Company’s common stock pursuant to the terms and conditions of the Company’s New Hire Authorization, to be granted effective on the first date of his employment at a grant price equal to the fair market value of the Company’s common stock on the date of grant, which shall vest on December 31, 2005 and be subject to a three-year restriction on selling the underlying shares such that no more than one-third of such shares may be sold in each of the three twelve month periods ending on the first, second and third year anniversaries of the option grant date; and (4) two hundred fifty thousand (250,000) units representing restricted shares of the Company’s common stock pursuant to the terms of the Company’s New Hire Authorization, which will vest in annual one-third increments.

In the event Mr. Ripp is terminated by the Company without Cause (as defined in the Agreement) or terminates his employment for Good Reason (as defined in the Agreement), he shall receive severance pay, conditioned upon his signing a general release in favor of the Company, equal to his monthly base salary for the twelve month period following his termination plus his annual target bonus as of the date of termination; health and dental benefits coverage during such twelve month period to be provided at the same cost to Mr. Ripp that he paid as an active employee and subject to termination in the event he becomes re-employed; and his bonus for the year in which employment is terminated pro-rated to reflect the percentage of days of the year during which he performed services for the Company.

Mr. Ripp shall be reimbursed for reasonable business expenses in accordance with Company policy then in effect. The Company shall also reimburse Mr. Ripp for insurance premiums related to his securing life and disability insurance benefits in excess of those provided by the Company's standard policies which will provide him with a benefit, when combined with the Company's standard policies, in an amount not to exceed Mr. Ripp’s annual base salary plus annual target bonus. Mr. Ripp will also receive other benefits to the same extent and same cost as may be provided to other Company executives in accordance with Company policies then in effect and subject to the terms and conditions of such benefit plans. Such benefits may include, but not be limited to medical, dental, life, AD&D, Short Term Disability, Long-Term Disability, and Deferred Compensation.

Mr. Ripp will receive indemnification rights similar to those extended by the Company to its directors and officers in accordance with its directors and officers insurance policy, Certificate of Incorporation, By-laws and director and officers indemnification agreement.

Mr. Ripp is subject to restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: October 27, 2005	By: CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President,
General Counsel and Secretary